58069

31st Oct 85 m.C. 35.00

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GARB-OIL CORPORATION OF AMERICA

Pursuant to the provisions of the Utah Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is Garb-Oil Corporation of America.

SECOND: The following Amendments to the Articles of Incorporation, as amended, were duly adopted by the shareholders of the Corporation on the 4th day of October, 1985, in the manner prescribed by the Articles of Incorporation and the Utah Business Corporation Act:

AMENDMENTS

A new Article I is hereby inserted in the Articles in replacement of the existing Article I to read as follows:

ARTICLE I

NAME

The name of the Corporation shall be Garb Oil & Power Corporation.

A new Article IV is hereby inserted in the Articles in replacement of the existing Article IV to read as follows:

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is twenty million shares (20,000,000) of common stock having no par value. All voting rights of the Corporation shall be exercised by the holders of the common stock, with each share of common stock being entitled to one vote. All shares of common stock shall have equal rights in the event of dissolution or final liquidation.

530501013

THIRD: The number of shares issued and outstanding on said date was 13,600,155 common shares. The number of shares entitled to vote thereon was 13,600,155 common shares.

FOURTH: The number of common shares voted for said Amendments were 12,054,517 common shares, the number of shares voted against such Amendments were 6,744 and 750 abstained from voting.

FIFTH: No other class of shares was entitled to vote thereon as a class.

DATED this 29th day of October, 1985.

GARB-OIL CORPORATION OF AMERICA

By John C. Brewer
John C. Brewer, President

By Charles K. Laver
Charles Laver, Secretary

STATE OF UTAH)
:ss.
COUNTY OF SALT LAKE)

On the 29th day of October, 1985, personally appeared before me John C. Brewer and Charles Laver who being first duly sworn declared that he John C. Brewer is the President of Garb-Oil Corporation of America, a Utah corporation, and that he Charles Laver is the Secretary of Garb-Oil Corporation of America, a Utah corporation, in that they signed the foregoing instrument as

President and Secretary of the Corporation, respectively, and that the statements contained therein are true.

NOTARY PUBLIC
Residing at: Draper, Utah

My Commission Expires: